PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-43142
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Wireless HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
ALLTEL Corp.	AT	1.07	NYSE
Crown Castle International Corp.	CCI	4	NYSE
Deutsche Telekom AG *	DT	18.4841	NYSE
LM Ericsson Telephone Company *	ERIC	7.4	NASDAQ
Embarq Corporation	EQ	1.5390	NYSE
Motorola, Inc.	MOT	41	NYSE
NexCen Brands Inc.	NEXC	1	NASDAQ
Nokia Corp. *	NOK	23	NYSE
Qualcomm Incorporated	QCOM	26	NASDAQ
Research In Motion Limited	RIMM	12	NASDAQ
RF Micro Devices, Inc.	RFMD	4	NASDAQ
SK Telecom Co., Ltd. *	SKM	17	NYSE
Sprint Nextel Corporation	S	30.7800	NYSE
United States Cellular Corporation	USM	1	AMEX
Verizon Communications	VZ	17	NYSE
Vivo Participações	VIV	3	NYSE
Vodafone Group p.l.c. *	VOD	18.375	NYSE
Windstream Corporation	WIN	1.1063	NYSE

*
The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see “Risk Factors” and “United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2007.